EXHIBIT 11
                   STRADLEY, RONON, STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                   Philadelphia, Pennsylvania 19103-7098
                              (215) 564-8000

Direct Dial:
(215) 564-8101                 May 16, 1997


FIRST PACIFIC MUTUAL FUND, INC.
2756 Woodlawn Drive, #6-201
Honolulu, Hawaii 96822

Gentlemen:

     We have been requested by First Pacific Mutual Fund, Inc., a Maryland corporation with a present authorized capitalization of 100,000,000 shares of $.01 par value common stock and currently consisting of three series, of which 20,000,000 shares have been allocated to each series (the "Corporation") established by Articles of Incorporation dated
July 8, 1988 as amended (the "Charter"), for our opinion with respect to certain matters relating to the First Hawaii Municipal Bond Fund (the "Acquiring Fund"), a series of the Corporation. We understand that the Corporation is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Corporation under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Leahi Tax-Free Income Series of the Leahi Investment Trust (the "Acquired Fund"), a Massachusetts business trust with transferable shares, in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization the form of which is included in the Form N-14 Registration Statement (the "Plan").

     We have, as counsel, participated in various business and other proceedings relating to the Corporation. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Corporation's Charter, as amended by Articles Supplementary, and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on July 24, 1997, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Corporation's Charter, as amended, and By-Laws, will be legally issued, fully paid and non-assessable by the Corporation, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended and applicable state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion with and as part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement.

                              Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG, LLP


                              By: /s/ Audrey C. Talley
                                   Audrey C. Talley, a Partner